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                                                                   Exhibit 99.1

FRUIT OF THE LOOM, LTD.
200 W. Madison
Chicago, Illinois 60606

                                                     FOR IMMEDIATE RELEASE

News Release

CONTACTS:  Joel Weiden                         Lauren Teggelaar
           Gavin Anderson & Co.                Gavin Anderson & Co
           Tel: 212/515-1970                   Tel: 212/515-1965
           jweiden@gavinanderson.com           lteggelaar@gavinanderson.com


              FRUIT OF THE LOOM FILES FOR CHAPTER 11 REORGANIZATION

             RECEIVES $625 MILLION IN DEBTOR-IN-POSSESSION FINANCING

Chicago, Illinois December 29, 1999 - Fruit of the Loom, Ltd. (NYSE: FTL) announced today that it and certain of its U.S. subsidiaries have filed voluntary petitions with U.S. Bankruptcy Court for the District of Delaware to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The Company said that it initiated the reorganization to obtain working capital and implement a financial and operational restructuring. The Company's foreign subsidiaries are not part of the Chapter 11 filing.

As part of the reorganization, the Company announced that one of its bank lenders, Bank of America, N.A., has agreed to provide a new $625 million secured debtor-in-possession ("DIP") credit facility. The Company said that the DIP facility would ensure that it has the short-term capital necessary to continue normal, day-to-day operations such as the purchase materials and inventory, and the payment of suppliers and employees.

The Company said that the Chapter 11 filing should have little impact on customers and employees. The Company has sought and expects to receive the Court's approval to pay employee salaries, wages and benefits without interruption. The DIP financing will enable the Company to pay for the post-petition delivery of goods and services and continue to build the inventory necessary to meet the seasonal demand from customers.

"The Fruit of the Loom brands are renowned around the world. The Chapter 11 filing is the first step in our effort to address the challenges facing the Company and protect the brand. We are confident that restructuring our operations and capital structure will enable Fruit of the Loom to emerge as a stronger company in the competitive basic apparel industry, and continue to build our reputation for producing quality apparel," said Dennis S. Bookshester, Acting Chief Executive Officer of Fruit of the Loom, Ltd. "Our vendors are our partners, and we feel confident that the vast majority of our suppliers will recognize the value of doing business with us long term."


               -C- 1999 Fruit of the Loom, Inc. All Rights Reserved
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Except for historical information contained herein, information set forth in this news release may contain statements and information, which describe or reflect the Company's beliefs concerning future business conditions and the outlook for the Company. These forward-looking statements are subject to risks, uncertainties and other facts, which could cause the Company's actual results, performance or achievement to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include, but are not limited to, the following: the Company's ability to negotiate and implement a reorganization plan, the financial strength of the retail industry, particularly the mass merchant channel, the level of consumer spending for apparel, the amount of sales of the Company's activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry, the Company's ability to develop new products, the Company's successful planning and execution of production necessary to maintain inventories at levels sufficient to meet customer demand, the Company's effective income tax rate, the success of planned advertising, marketing and promotional campaigns, international activities, the resolution of legal proceedings and other contingent liabilities, and weather conditions in the locations in which the Company manufactures and sells its products. Please refer to the Company's documents on file with the Securities and Exchange Commission for other risks and uncertainties.

Fruit of the Loom, Ltd. is a marketing oriented, international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. The Company manufactures and markets men's and boy's underwear, women's and girl's underwear, printable activewear, outerwear, casualwear, sportswear and childrenswear. Fruit of the Loom employs approximately 40,000 people in over 60 locations worldwide.

Brand names include FRUIT OF THE LOOM-Registered Trademark-, BVD-Registered Trademark-, GITANO-Registered Trademark-, BEST-TM- AND SCREEN STARS-TM-. Licensed brands include MUNSINGWEAR-Registered Trademark- and WILSON-Registered Trademark-. Licensed apparel bearing the logos or insignia of the major sports leagues and their teams and certain popular players in the leagues, and the logos of most major colleges and universities, are marketed under the PRO PLAYER-Registered Trademark- and FANS GEAR-Registered Trademark- brands.

                                     - END -

               -C- 1999 Fruit of the Loom, Inc. All Rights Reserved